Exhibit 10.13

EXECUTION COPY

CONTRIBUTION AGREEMENT

THIS CONTRIBUTION AGREEMENT (this “Agreement”) is made as of June 13, 2005, by and among QubicaAMF Worldwide S.à.R.L., a Société à Responsabilité Limitée organized under the laws of Luxembourg (the “Company”), Qubica Lux S.à.R.L., a Société à Responsabilité Limitée organized under the laws of Luxembourg (“Qubica”), and AMF Holdings, Inc., a Delaware corporation (“AMF Inc.”). Qubica and AMF Inc. are collectively referred to herein as the “Owners” and each individually as an “Owner.” Except as otherwise indicated herein, capitalized terms used herein are defined in Section 10 hereof.

WHEREAS, AMF Inc. currently owns, and will own as of immediately prior to the Closing (as defined in Section 1D below), all of the outstanding equity interests of each of AMF Bowling Products International BV, a company organized under the laws of the Netherlands (“AMF BV”), and AMF Bowling Products, LLC, a Virginia limited liability company (formerly known as AMF Bowling Products, Inc.) (“AMF Products”).

WHEREAS, Qubica currently owns, and will own as of immediately prior to the Closing, all of the outstanding equity interests of Qubica, S.p.A., a Società per Azioni organized under the laws of Italy (“Qubica Products”).

WHEREAS, AMF Inc. desires to contribute and transfer to the Company all of the outstanding equity interests of AMF BV and AMF Products, in exchange for the Company’s issuance to AMF Inc. of Series 1 Preferred Equity Certificates of the Company having the rights and preferences contained in Exhibit A hereto (“Series 1 PECS”), Series 1 Convertible Preferred Equity Certificates of the Company having the rights and preferences contained in Exhibit B hereto (“Series 1 CPECS”), and shares of the Company (“Shares”), in each case on the terms and subject to the conditions contained herein. The outstanding equity interests of AMF BV and AMF Products are collectively referred to herein as the “AMF Assets.”

WHEREAS, Qubica desires to contribute and transfer to the Company all of the outstanding equity interests of Qubica Products in exchange for the Company’s issuance to Qubica of Series 2 Preferred Equity Certificates of the Company having the rights and preferences contained in Exhibit C hereto (“Series 2 PECS” and, together with Series 1 PECS, “PECS”), Series 2 Convertible Preferred Equity Certificates of the Company having the rights and preferences contained in Exhibit D hereto (“Series 2 CPECS” and, together with Series 1 CPECS, “CPECS”) and Shares, in each case on the terms and subject to the conditions contained herein. The outstanding equity interests of Qubica Products are referred to herein as the “Qubica Assets.”

WHEREAS, the Company desires to accept the contribution and transfer of the AMF Assets and the Qubica Assets (collectively, the “Contributed Assets”) by AMF Inc. and Qubica, respectively, on the terms contained herein.

NOW THEREFORE, in consideration of the foregoing, and the mutual covenants stated herein, and other consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

Section 1. Authorization, Contribution and Closing.

A. Authorization of the Securities. As of the date hereof, the Company has authorized the issuance to the Owners of an aggregate of 39,100,000 PECS, 257,600 CPECS and 18,400 Shares, on the terms and subject to the conditions contained herein. Prior to the Closing, each Owner shall cause the Company to, and the Company shall, take all actions necessary or advisable to cause the Articles to be amended to increase the share capital of the Company in a sufficient amount to consummate the transactions contemplated by Section 1B below.

B. Contribution and Acceptance of Contributed Assets and Issuance of Securities.

(a) At the Closing, subject to the terms and conditions contained herein and the concurrent closing of the transactions contemplated by clause (b) below, (i) the Company shall issue to AMF Inc. 19,550,000 Series 1 PECS, 128,800 Series 1 CPECS and 9,200 Shares, (ii) AMF Inc. shall contribute, transfer and assign to the Company all of its rights, title and interests in and to the AMF Assets, together with all documentation, including certificates, books, records, contracts, commitments, financial statements, minutes of meetings, and investor and shareholder communications (collectively, “Documentation”), related primarily to AMF Products, AMF BV or any of their respective Subsidiaries or branches, and (iii) the Company shall accept and assume all of AMF Inc.’s rights, title, interests and obligations in, to and under the AMF Assets, together with all Documentation related primarily thereto.

(b) At the Closing, subject to the terms and conditions contained herein and the concurrent closing of the transactions contemplated by clause (a) above, (i) the Company shall issue to Qubica 19,550,000 Series 2 PECS, 128,800 Series 2 CPECS and 9,200 Shares, (ii) Qubica shall contribute, transfer and assign to the Company all of its right, title and interest in and to the Qubica Assets, together with all Documentation related primarily to Qubica Products or any of its Subsidiaries, and (iii) the Company shall accept and assume all of Qubica’s rights, title, interests and obligations in, to and under the Qubica Assets, together with all Documentation related primarily thereto.

C. Payment of Expenses and AMF Indebtedness. At the Closing, the Company shall: (i) reimburse Qubica (and/or its designee(s)) for all documented third-party out-of-pocket Transaction Expenses reasonably incurred by or on behalf of Qubica, Qubica Products or any Qubica Subsidiary, or any of their respective Affiliates or other shareholders, on or prior to the date hereof (provided that, for purposes of this Section 1C, including clause (iii) below, the 1% stamp duty tax in the amount of 300,000 euro to be incurred by Qubica in connection with its formation and the contribution of the Qubica Assets to the Company shall be deemed to have been incurred prior to the date hereof), provided that the Company’s obligation to Qubica pursuant to this clause (i) shall in no event exceed $1,750,000; (ii) reimburse AMF Inc. (and/or its designee(s)) for all documented third-party out-of-pocket Transaction Expenses reasonably incurred by or on behalf of AMF Inc., AMF Products or any AMF Subsidiary, or any of their respective Affiliates or other shareholders, on or prior to the date hereof, provided that the Company’s obligation to AMF Inc. pursuant to this clause (ii) shall in no event exceed $1,750,000; (iii) reimburse Qubica (and/or its designee(s)) for all documented third-party out-of-pocket Transaction Expenses reasonably incurred by or on behalf of Qubica or any of its Affiliates or other shareholders (excluding any Transaction Expenses incurred by or on behalf of Qubica Products or any Qubica Subsidiary) after the date hereof; (iv) reimburse AMF Inc. (and/or its designee(s)) for all documented third-party out-of-pocket Transaction Expenses reasonably incurred by or on behalf of AMF Inc. or any of its Affiliates or other shareholders (excluding any Transaction Expenses incurred by or on behalf of AMF Products or any AMF Subsidiary) after the date hereof; and (v) cause each of AMF Products and AMF BV to pay in full all amounts owed by AMF Products and AMF BV to AMF Worldwide as of immediately prior to the Closing under (x) the Demand Promissory Note (the “Demand Note”) issued on the date hereof by AMF Products to AMF Worldwide in the original principal sum of $3,681,941, a copy of which is attached hereto as Exhibit E, and (y) the Revolving Demand Promissory Note (the “Revolving Note”) issued by AMF Products and AMF BV to AMF Worldwide on February 28, 2005, a copy of which is attached hereto as Exhibit F and under which the outstanding amount as of the opening of business on the date this Agreement is executed by the parties hereto is $5,893,687.

D. Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Kirkland & Ellis LLP, Citigroup Center, 153 E. 53rd Street, New York, NY 10022, commencing at 10:00 a.m. on the second business day following the satisfaction of all conditions to the obligation of each Owner to consummate the transactions contemplated hereby (other than conditions with respect to actions that the respective parties will take at the Closing itself), or at such other place or on such other date as may be mutually agreed upon by the Owners. The date of the Closing is referred to herein as the “Closing Date.”

E. Net Indebtedness Adjustment.

(a) Determination of Adjustment Amounts. As soon as practicable (but in any event within 10 days) following the Closing, the Board shall retain an accounting firm of internationally recognized standing, who shall not have any material relationship with AMF or Qubica or any of their respective Affiliates (the “Accounting Firm”), to make a final determination in accordance with the terms hereof of (i) the collective Net Indebtedness of AMF Products, AMF BV and the AMF Subsidiaries (the “AMF Net Indebtedness”) and (ii) the collective Net Indebtedness of Qubica Products and the Qubica Subsidiaries (provided that, for purposes of this calculation, only 51% of the Net Indebtedness of Nextia shall be included) (the “Qubica Net Indebtedness”), in each case as of the opening of business on the date this Agreement is executed by the parties hereto (each such amount, an “Adjustment Amount” and, collectively, the “Adjustment Amounts”); provided, however, if the Board is unable to agree on the selection of an Accounting Firm within such period, the AMF Managers (as defined in the JV Agreement) and the Qubica Managers (as defined in the JV Agreement) shall each select within 10 days after the expiration of such period one (1) such accounting firm, and the two accounting firms shall jointly select a third accounting firm, which shall serve as the Accounting Firm for the purposes of this Section 1E; provided, further, that if either the AMF Managers or the Qubica Managers fail to select one (1) such accounting firm within such 10 day period, the accounting firm selected by the other shall serve as the Accounting Firm for the purposes of this Section 1E. The Board shall request that the Accounting Firm render a determination as to each Adjustment Amount within 30 days after its retention (or as soon as practicable thereafter), and each of AMF Inc., Qubica and the Company shall (and the Company shall cause its Subsidiaries to) fully cooperate with the Accounting Firm during the term of its engagement so as to enable it to make its determination as quickly and as accurately as practicable. The Adjustment Amounts shall become final and binding on the Company and each Owner on the date the Accounting Firm delivers its final determination in writing to the Board. The fees and expenses of the Accounting Firm shall be borne by the Company.

(b) Net Indebtedness Adjustments.

(i) If the amount of the AMF Net Indebtedness is less than the AMF Target Net Indebtedness, the Company shall, for purposes of Section 1E(c) below, owe to AMF Inc. an amount equal to such shortfall (the “AMF Net Indebtedness Shortfall Amount”). If the amount of the Qubica Net Indebtedness is less than the Qubica Target Net Indebtedness, the Company shall, for purposes of Section 1E(c) below, owe to Qubica an amount equal to such shortfall (the “Qubica Net Indebtedness Shortfall Amount”).

(ii) If the amount of the AMF Net Indebtedness is greater than the AMF Target Net Indebtedness, the Company shall, for purposes of Section 1E(c) below, owe to Qubica an amount equal to such excess (the “AMF Net Indebtedness Excess Amount”). If the amount of the Qubica Net Indebtedness is greater than the Qubica Target Net Indebtedness, the Company shall, for purposes of Section 1E(c) below, owe to AMF Inc. an amount equal to such excess (the “Qubica Net Indebtedness Excess Amount”).

(c) Payment. The sum of the Qubica Net Indebtedness Shortfall Amount, if any, and the AMF Net Indebtedness Excess Amount, if any, shall be referred to herein as the “AMF Shortfall Amount.” The sum of the AMF Net Indebtedness Shortfall Amount, if any, and the Qubica Net Indebtedness Excess Amount, if any, shall be referred to herein as the “Qubica Shortfall Amount.” Notwithstanding any implication herein to the contrary:

(i) in the event that the aggregate amount owed by the Company to AMF Inc. pursuant to Section 1E(b) above (i.e., the Qubica Shortfall Amount) exceeds the amount owed by the Company to Qubica pursuant to such sections (i.e., the AMF Shortfall Amount), the Company shall, within 5 days after the Adjustment Amounts are finally determined pursuant to Section 1E(a) above, pay to AMF Inc., by wire transfer of immediately available funds to an account designated by AMF Inc., an amount equal to the Qubica Shortfall Amount minus the AMF Shortfall Amount, which payment shall be treated as an adjustment to and return of a portion of the AMF Assets; or

(ii) in the event that the aggregate amount owed by the Company to Qubica pursuant to Section 1E(b) above (i.e., the AMF Shortfall Amount) exceeds the amount owed by the Company to AMF Inc. pursuant to such sections (i.e., the Qubica Shortfall Amount), the Company shall, within 5 days after the Adjustment Amounts are finally determined pursuant to Section 1E(a) above, pay to Qubica, by wire transfer of immediately available funds to an account designated by Qubica, an amount equal to the AMF Shortfall Amount minus the Qubica Shortfall Amount, which payment shall be treated as an adjustment to the Qubica Assets.

Section 2. Conditions of each Owner’s Obligation at the Closing. The obligation of each Owner to contribute the portion of the Contributed Assets to be contributed by it pursuant to Section 1B is subject to the satisfaction as of the Closing of the following conditions:

A. Compliance with Applicable Laws. The contribution of the Contributed Assets and acquisition of Securities hereunder by such Owner shall not be prohibited by any applicable law or governmental regulation, shall not subject such Owner to any material penalty or liability under or pursuant to any applicable law or governmental regulation, and shall be permitted by the laws and regulations of the jurisdictions to which such Owner is subject.

B. Judgments, Decrees and Orders. No judgment, decree or order shall have been issued preventing the performance of this Agreement or the consummation of any of the transactions contemplated hereby or declaring unlawful the transactions contemplated by this Agreement.

C. Governmental Consents and Approvals. All governmental filings, consents, authorizations and approvals, if any, set forth on the Governmental Consents Schedule attached hereto shall have been made and obtained.

D. Debt Financing. The Company shall have secured a credit facility or facilities (the “Credit Facility”) from one or more third party lenders, contingent only on the closing of the transactions contemplated by this Agreement, providing for available financing of at least $32,000,000 (or, to the extent any portion of such financing is denominated in a currency other than U.S. Dollars, the equivalent thereof); provided that such minimum amount shall be reduced by the aggregate amount of the collective Indebtedness of Qubica Products and the Qubica Subsidiaries (provided that, for purposes of this calculation, only 51% of the Indebtedness of Nextia shall be included) and the aggregate amount of the collective Indebtedness of AMF Products, AMF BV and the AMF Subsidiaries, in each case to the extent such Indebtedness is not repaid as of the Closing and is not required to be repaid hereunder or under the terms of such Indebtedness as a result of the Closing.

E. Waiver. Any condition specified in this Section 2 may be waived with respect to an Owner only if such waiver is set forth in a writing executed by such Owner.

Section 3. Covenants.

A. Financial Statements and Other Information. From and after the Closing, the Company shall deliver to each Owner (so long as such Owner holds any Securities):

(a) as soon as available but in any event within 30 days after the end of each monthly accounting period in each fiscal year, unaudited consolidating and consolidated statements of income and cash flows of the Company and its Subsidiaries for such monthly period and for the period from the beginning of the fiscal year to the end of such monthly period, and consolidating and consolidated balance sheets of the Company and its Subsidiaries as of the end of such monthly period, all prepared in accordance with US GAAP, subject to the absence of footnote disclosures and to normal year-end adjustments;

(b) accompanying the financial statements referred to in Section 3A(a) above, (i) a monthly reporting package for the Company and its Subsidiaries similar to that which AMF Products and its Subsidiaries provided on a monthly basis to AMF Worldwide prior to the date hereof, (ii) a copy of any such or similar reporting package received by the Company from its Subsidiaries after the date hereof and (iii) an Officer’s Certificate stating that neither the Company nor any of its Subsidiaries is in default under any of its material agreements or, if any such default exists, specifying the nature and period of existence thereof and what actions the Company and its Subsidiaries have taken and propose to take with respect thereto;

(c) within 90 days after the end of each fiscal year of the Company, (i) consolidating and consolidated statements of income and cash flows of the Company and its Subsidiaries for such fiscal year, and consolidating and consolidated balance sheets of the Company and its Subsidiaries as of the end of such fiscal year, setting forth in each case comparisons to the annual budget and to the preceding fiscal year, all prepared in accordance with US GAAP, and (ii) consolidating and consolidated statements of income and cash flows of the Company and its Subsidiaries for such fiscal year, and consolidating and consolidated balance sheets of the Company and its Subsidiaries as of the end of such fiscal year, setting forth in each case comparisons to the annual budget and to the preceding fiscal year, all prepared in accordance with IAS, and for each of clauses (i) and (ii), accompanied by (A) with respect to the consolidated portions of such statements (except with respect to budget data and specifically excluding any consolidating schedules used to prepare such consolidated statements), an opinion containing no exceptions or qualifications (except for qualifications regarding specified contingent liabilities) of the Company’s independent accounting firm, and (B) a copy of such accounting firm’s annual management letter to the Board;

(d) promptly upon receipt thereof, any additional reports, management letters or other detailed information concerning significant aspects of the operations or financial affairs of the Company and its Subsidiaries given to the Company by its independent accountants (and not otherwise contained in other materials provided hereunder);

(e) at least 30 days prior to the beginning of each fiscal year, an annual budget prepared on a monthly basis for the Company and its Subsidiaries for such fiscal year (displaying anticipated statements of income and cash flows), and promptly upon preparation thereof any other significant budgets or strategic plans prepared by the Company and any revisions of such annual or other budgets, and within 30 days after any monthly period in which there is a material adverse deviation from the annual budget, an Officer’s Certificate explaining the deviation and what actions the Company has taken and proposes to take with respect thereto;

(f) promptly (but in any event within five business days) after:

(i) the discovery or receipt of notice of any default under any agreement to which the Company or any of its Subsidiaries is a party that is reasonably likely to have a Material Adverse Effect;

(ii) any litigation, action, investigation or proceeding is commenced, or to the knowledge of the Company or any Subsidiary, is threatened to be, or has a reasonable likelihood of being (based on the existence of any material dispute with any Person or otherwise), commenced and that is, or any pending litigation, action, investigation or proceeding that becomes, reasonably likely to (A) have a material adverse effect on the ability of the Company or any Subsidiary to perform its material obligations under its agreements, (B) have a Material Adverse Effect or (C) constitute or result in a material breach of any representation, warranty, covenant or agreement set forth in any agreement to which the Company or any Subsidiary is a party;

(iii) any material casualty, damage, destruction, loss or forfeiture (whether or not covered by insurance and whether or not in the ordinary course of business or consistent with past practice) having a Material Adverse Effect;

(iv) any change in the conduct of the business of the Company or any Subsidiary, or any change in the manner in which the Company or any Subsidiary markets, produces, distributes or sells its products or services that has had or may reasonably be expected to have a Material Adverse Effect;

(v) any material change in any accounting procedures, practices or the basis of accounting of the Company or any Subsidiary; or

(vi) any other transaction, event or circumstance affecting the Company or any Subsidiary reasonably likely to have a Material Adverse Effect (including any material alteration or change in the business plan or strategy of the Company or any Subsidiary);

an Officer’s Certificate specifying the nature and period of existence thereof and what actions the Company and its Subsidiaries have taken and propose to take with respect thereto, and, to the extent applicable, until such matter(s) are finally resolved, subsequent Officer’s Certificates shall be delivered at the end of every 90-day period beginning after the initial Officer’s Certificate is required to be delivered under this Section 3A(f) specifying the current status of such matter(s);

(g) within 10 days after transmission thereof, copies of all financial statements, proxy statements, reports and any other general written communications that the Company sends to its shareholders and copies of all registration statements and all regular, special or periodic reports that it files, or any of its officers or managers file with respect to the Company and its Subsidiaries, with any governmental authority (including, without limitation, the Securities and Exchange Commission) or with any securities exchange on which any of the Company’s Shares are then listed, and copies of all press releases and other statements made available generally by the Company to the public concerning material developments in the Company’s and its Subsidiaries’ businesses;

(h) on a quarterly basis, a Financial Statement Certificate executed by the chief executive officer, chief financial officer and the controller of the Company in form and substance substantially similar to Exhibit G attached hereto;

(i) at the same time as provided to the lenders under the Credit Facility, copies of all correspondence and documents provided to the lenders thereunder; and

(j) with reasonable promptness, such other information and financial data concerning the Company and its Subsidiaries as any Person entitled to receive information under this Section 3A may reasonably request (including, without limitation, such information and cooperation necessary for such Person and/or its Affiliates, in its reasonable discretion, to complete all external securities filings and any reviews and audits in connection therewith).

Each of the financial statements referred to in subsections (a) and (c) shall be true and correct in all material respects as of the dates and for the periods stated therein, subject in the case of the unaudited financial statements to changes resulting from normal year-end audit adjustments (none of which would, alone or in the aggregate, be materially adverse to the financial condition, operating results, assets, operations or business prospects of the Company and its Subsidiaries taken as a whole).

B. Compliance with Applicable Laws. So long as any Owner holds any Securities, the Company shall, and shall cause each Subsidiary to, comply in all material respects with all applicable laws, rules and regulations of all governmental authorities, and pay and discharge when payable all Taxes (except to the extent the same are being contested in good faith and adequate reserves therefor have been established).

C. Current Public Information. At all times after the Company (or its successor) has filed a registration statement with the Securities and Exchange Commission pursuant to the requirements of either the Securities Act or the Securities Exchange Act (or any similar statement pursuant to the requirements of equivalent rules and regulations in any other applicable jurisdiction), the Company (or its successor) shall file all reports required to be filed by it under the Securities Act and the Securities Exchange Act and the rules and regulations adopted by the Securities and Exchange Commission thereunder (or equivalent rules and regulations adopted by an equivalent governing body in any other applicable jurisdiction) and shall take such further action as any holder or holders of Securities may reasonably request, all to the extent required to enable such holders to sell Securities pursuant to (a) Rule 144 adopted by the Securities and Exchange Commission under the Securities Act (as such rule may be amended from time to time) or any similar rule or regulation hereafter adopted by the Securities and Exchange Commission (or pursuant to any other rules and regulations in any other applicable jurisdiction providing for a similar method of disposition) or (b) a registration statement on Form S-2 or S-3 or any similar registration form hereafter adopted by the Securities and Exchange Commission (or equivalent form adopted pursuant to rules, regulations or governing bodies in any other applicable jurisdiction). Upon request, the Company (or its successor) shall deliver to any holder of Securities a written statement as to whether it has complied with any such applicable requirements.

D. Public Disclosures. Neither the Company nor any Owner shall, nor shall the Company permit any Subsidiary to, disclose the name or identity of any Owner, or any Affiliate of any Owner, as an investor in the Company in any press release or other public announcement (it being agreed that internal confidential communications with such Person’s investors shall not be considered a public announcement) or in any document or material filed with any governmental entity, without the prior written consent of such Owner, unless such disclosure is required by applicable law or governmental regulations or by order of a court of competent jurisdiction, in which case prior to making such disclosure the disclosing party shall give written notice to such Owner describing in reasonable detail the proposed content of such disclosure and shall permit such Owner to review and comment upon the form and substance of such disclosure.

E. Compliance with Hart-Scott-Rodino and Other Competition Laws. In connection with any transaction in which the Company or any of its Subsidiaries is involved (a “Transaction”) that is required to be reported under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended from time to time (the “HSR Act”) and/or under the competition laws of any other jurisdiction, the Company shall prepare and file all documents that may be required to comply with the HSR Act and/or with such other competition laws, and shall promptly furnish all materials thereafter requested by any of the regulatory agencies having jurisdiction over such Transaction, in connection with such Transaction. The Company shall take all reasonable actions and shall file and use reasonable best efforts to have declared effective or approved all documents and notifications with any governmental or regulatory bodies, as may be necessary or may reasonably be requested under any applicable competition laws for the consummation of the Transaction. Notwithstanding the foregoing, if any Owner, rather than the Company, is required to make a filing under the HSR Act and/or the competition laws of any other jurisdiction in connection with a Transaction, the Company will provide to such Owner all necessary information for such filing, will execute any documents required in connection with such filing, will facilitate such filing and will pay all fees and expenses associated with such filing.

Section 4. Representations and Warranties Regarding the Company. As a material inducement to each Owner to enter into this Agreement and contribute its portion of the Contributed Assets, each Owner, severally and not jointly, hereby represents and warrants to the other Owner that to such Owner’s knowledge:

A. Organization and Corporate Power. The Company is a Société à Responsabilité Limitée duly organized under the laws of Luxembourg, validly existing and in good standing under the laws of Luxembourg. The Company has all requisite organizational power and authority and all material licenses, permits and authorizations necessary to carry out the transactions contemplated by this Agreement.

B. Securities and Related Matters.

(a) As of the Closing and immediately thereafter, the outstanding share capital of the Company will consist of 18,400 Shares, entirely subscribed and paid up and held by the shareholders as set forth in Section 1B hereof. In addition, the Company will be the owner of PECS and CPECS, and the holders of such PECS and CPECS will be as set forth in Section 1B hereof. As of the Closing, the Company will not be subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any of its Securities or any warrants, options or other rights to acquire any of its Securities, except pursuant to this Agreement, the JV Agreement, the Articles or the terms and conditions of the PECS and CPECS as contained in Exhibits A, B, C and D attached hereto. As of the Closing, all of the Company’s outstanding Shares shall be validly issued and fully paid.

(b) There are no statutory or contractual preemptive rights or rights of refusal with respect to the issuance of the Securities hereunder, except as expressly contemplated in the JV Agreement or as provided or contemplated herein. Based in part on the investment representations of the Owners in Section 6F hereof, the Company has not violated any applicable securities laws in connection with the offer, sale or issuance of any of the Securities, and the offer, sale and issuance of the Securities hereunder do not and will not require registration under any applicable securities laws. There are no agreements between the Company’s securityholders with respect to the voting or transfer of the Company’s Securities or with respect to any other aspect of the Company’s affairs, except for the JV Agreement, the Articles and the Shareholders Agreement.

C. Authorization; Valid and Binding Agreements. The execution, delivery and performance of this Agreement, the JV Agreement, the Articles, the Supply Agreement, the Interim Distributorship Agreement, the Interim Supply Agreement, the Services Agreement, the Reverse Services Agreement, the Management Agreements, the CEO Employment Agreement, the Shareholders Agreement, the Trademark Agreement, the Plant Lease, the Bell Creek Lease, the UK Services Agreement, the UK Pension Cost Allocation Agreement and the Affiliated Party Undertakings and Agreements (collectively, the “Transaction Documents”) and all other agreements contemplated hereby to which the Company is a party have been duly authorized by the Company. The Transaction Documents and all other agreements contemplated hereby each constitutes a valid and binding obligation of the Company, enforceable in accordance with its terms.

D. Conduct of Business; Liabilities. Other than in connection with the negotiation, execution and delivery of the Transaction Documents and all other agreements contemplated hereby and thereby, the Company has not (i) conducted any business, (ii) incurred any expenses, obligations or liabilities (whether accrued, absolute, contingent, unliquidated or otherwise, whether or not known to the Company and whether due or to become due and regardless of when asserted), (iii) owned any assets including any interests in any other Person, (iv) entered into any contracts or agreements, or (v) violated any laws or governmental rules or regulations.

E. Governmental Consents, etc. Except as set forth on the Governmental Consents Schedule, no permit, consent, approval or authorization of, or declaration to or filing with, any governmental authority is required in connection with the execution, delivery and performance by the Company of the Transaction Documents or the other agreements contemplated hereby, or the consummation by the Company of any other transactions contemplated hereby or thereby.

F. Disclosure. Neither this Agreement nor any of the schedules, attachments, written statements, documents, certificates or other items prepared or supplied to the Owners by or on behalf of the Company with respect to the transactions contemplated hereby contain any untrue statement of a material fact or omit a material fact necessary to make each statement contained herein or therein not misleading. There is no fact which the Company has not disclosed to the Owners in writing and of which any of its officers, managers or executive employees is aware and which has had or might reasonably be anticipated to have a material adverse effect upon the existing or expected financial condition, operating results, assets, customer or supplier relations, employee relations or business prospects of the Company.

G. Closing Date. The representations and warranties regarding the Company contained in this Section 4 and elsewhere in this Agreement and all information contained in any exhibit, schedule or attachment hereto or in any writing delivered by, or on behalf of, the Company to the Owners will be true and correct in all material respects on the Closing Date as though then made.

Section 5. Representations and Warranties Regarding the Owners and the Contributed Assets. As a material inducement to the other Owner to enter into this Agreement and contribute its portion of the Contributed Assets, each Owner, severally and not jointly, hereby represents and warrants to the other Owner that, except as otherwise expressly contemplated by the Transaction Documents:

A. Organization and Power. Such Owner is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, has full organizational power to enter into the Transaction Documents and the other agreements contemplated hereby to which such Owner is a party and to perform such Owner’s obligations hereunder and thereunder.

B. Authorization. The execution, delivery and performance by such Owner of this Agreement and the other agreements contemplated hereby to which such Owner is a party and the consummation of the transactions contemplated hereby and thereby are within the powers and authority of such Owner, have been duly authorized by all necessary corporate (or equivalent) action on the part of such Owner.

C. Valid and Binding Agreements. This Agreement, and each of the other agreements contemplated hereby to which such Owner is a party, has been duly executed and delivered by such Owner, and this Agreement constitutes, and the other agreements contemplated hereby to which such Owner is a party, when executed and delivered by such Owner in accordance with the terms thereof shall each constitute, a valid and binding obligation of such Owner, enforceable in accordance with its terms, subject to the effect of bankruptcy or other similar laws and to general principles of equity (whether considered in proceedings at law or in equity).

D. No Violation. Except as set forth on the Governmental Consents Schedule, the execution, delivery and performance by such Owner of this Agreement and the other agreements contemplated hereby to which such Owner is a party, the contribution of such Owner’s portion of the Contributed Assets to the Company, and the fulfillment of and compliance with the respective terms hereof and thereof by such Owner, do not and will not (i) conflict with or result in a breach of the terms, conditions or provisions of, (ii) constitute a default under, (iii) result in the creation of any Lien upon such Owner’s portion of the Contributed Assets pursuant to, (iv) give rise to any right of termination, cancellation or acceleration of any right or obligation of such Owner or any of its Subsidiaries or to the loss of any benefit to which such Owner or any of its Subsidiaries is entitled under, (v) result in a violation of, or (vi) require any authorization, consent, approval, exemption or other action by or notice to any court or administrative or governmental body pursuant to, the certificate of incorporation or bylaws (or equivalent governing documents) of such Owner or any of its Subsidiaries, any material law, statute, rule, regulation, order, judgment or decree to which such Owner or any of its Subsidiaries is subject, or any material agreement or instrument to which such Owner or any of its Subsidiaries is a party or by which such Owner or any of its Subsidiaries is bound.

E. Contributed Assets.

(a) In the case of AMF Inc.:

(i) Such Owner is the record and beneficial owner of all of the outstanding equity interests of each of AMF Products and AMF BV;

(ii) Such Owner is not a party to any option, warrant, right, contract, call, put or other agreement or commitment providing for the acquisition or disposition of any equity interests of AMF Products or AMF BV (other than this Agreement), nor is such Owner a party to any voting trust, proxy or other agreement or understanding with respect to the voting of any equity interests of AMF Products or AMF BV;

(iii) On the Closing Date, such Owner will transfer to the Company good and marketable title to all of the outstanding equity interests of each of AMF Products and AMF BV, free and clear of all Liens, other than those imposed under the CSFB Credit Agreement, all of which Liens will be released as of the Closing, and other than those imposed by applicable securities laws;

(iv) AMF Products and/or AMF BV is the record and beneficial owner of all of the outstanding equity interests of each of (A) AMF Bowling India Private Limited, a company organized under the laws of India, (B) AMF Bowling Poland Sp.zo.o, a company organized under the laws of Poland, (C) AMF Bowling Products, LLC, a company organized under the laws of Russia and (D) AMF Bowling Products Mexico, S. de R.L. de C.V., a company organized under the laws of Mexico, in each case free and clear of all Liens (other than those imposed under the CSFB Credit Agreement, all of which Liens will be released as of the Closing), except for Permitted Liens and liens imposed by applicable law;

(v) None of AMF Products, AMF BV or any of the Subsidiaries referenced in clause (iv) above (collectively, the “AMF Subsidiaries”) owns or controls (directly or indirectly), or holds or has any rights or options to subscribe for, purchase or acquire, any shares of stock, partnership interest, joint venture interest, equity participation or any other security or interest in any other Person;

(vi) AMF Products, AMF BV and each AMF Subsidiary has all authorizations, licenses and permits necessary to own and operate its properties and to carry on its business as now conducted, except where the failure to hold such authorizations, licenses and permits would not have a Material Adverse Effect;

(vii) AMF Products, AMF BV or an AMF Subsidiary has good and marketable title to, free and clear of all Liens (other than those imposed under the CSFB Credit Agreement, all of which Liens will be released as of the Closing, and other than Permitted Liens), or a valid leasehold interest in, or a license to use pursuant to a valid and enforceable written agreement, the properties and assets, tangible or intangible, used by it or located on its premises, except for inventory disposed of in the ordinary course of business. As of the Closing, AMF Products, AMF BV and the AMF Subsidiaries will collectively own, or have a valid leasehold interest in, or a valid license to use, all the assets and rights necessary for the conduct of their businesses as presently conducted and as proposed to be conducted;

(viii) Other than in connection with the negotiation, execution and delivery of the Transaction Documents and all other agreements contemplated hereby and thereby (including, without limitation, certain internal restructuring transactions such as the distribution of AMF UK by AMF Products to AMF Inc. and the assignment of the assets and liabilities of the billiards business from AMF Products to AMF Billiards & Games LLC), since November 28, 2004, each of AMF Products, AMF BV and the AMF Subsidiaries has (i) conducted its business and operations only in the ordinary course of business consistent with past practice (including, without limitation, with respect to the incurrence of Indebtedness, the collection of accounts receivable and the payment of accounts payable), (ii) not declared or made any dividends or distributions of cash, stock, property or assets with respect to any of its capital stock, or redeemed, retired, repurchased or otherwise acquired, directly or indirectly, any of its capital stock and (iii) not increased in any material respect the compensation (including, but not limited to, base salary, bonus and perquisites or pursuant to any severance or retirement plans or policies) or benefits of, or entered into any (or amended any existing) deferred compensation, severance, retirement or other similar agreement with, any officer, director, manager, employee or consultant.

(ix) The AMF Intellectual Property Schedule contains a complete and accurate list of all (i) patented or registered Intellectual Property Rights owned or held by AMF Products, AMF BV or an AMF Subsidiary, (ii) pending patent applications and applications, including any intent-to-use, provisional, or other applications, or other applications for registration of Intellectual Property Rights filed by or on behalf of AMF Products, AMF BV or an AMF Subsidiary and (iii) any unregistered Intellectual Property Rights that are material to the conduct of AMF Products’, AMF BV’s or any AMF Subsidiary’s respective businesses as presently conducted, or as presently planned to be conducted, including any such Intellectual Property Rights as are embodied or used in any past, current or planned products. AMF Products, AMF BV or an AMF Subsidiary owns and possesses all right, title and interest to the Intellectual Property Rights set forth on the AMF Intellectual Property Schedule. Except as set

forth on the AMF Intellectual Property Schedule, AMF Products, AMF BV or an AMF Subsidiary owns and possesses, free and clear of all Liens (other than those imposed under the CSFB Credit Agreement, all of which Liens will be released as of the Closing, and other than Permitted Liens), all right, title and interest to, or has a license to use pursuant to a valid and enforceable written agreement listed on the AMF Intellectual Property Schedule, all Intellectual Property Rights used in or necessary for the operation of their respective businesses as presently conducted and as proposed to be conducted. Except as set forth on the AMF Intellectual Property Schedule, AMF Products, AMF BV or an AMF Subsidiary owns and possesses all right, title and interest in and to all Intellectual Property Rights created or developed by AMF Products’, AMF BV’s and the AMF Subsidiaries’ employees and independent contractors, or otherwise under the direction or supervision of AMF Products’, AMF BV’s and the AMF Subsidiaries’ employees or independent contractors, relating to AMF Products’, AMF BV’s or the AMF Subsidiaries’ (as applicable) business or to the actual or demonstratively anticipated research or development conducted by or for AMF Products, AMF BV or an AMF Subsidiary. Except as set forth on the AMF Intellectual Property Schedule, none of the Owners nor any Affiliate of any Owner (other than AMF Products, AMF BV or an AMF Subsidiary) owns or holds any Intellectual Property Rights that are embodied or used in AMF Products’, AMF BV’s or the AMF Subsidiaries’ respective businesses or products. Except as set forth on the AMF Intellectual Property Schedule, no loss, cancellation or expiration of any Intellectual Property Right owned or used by AMF Products, AMF BV or an AMF Subsidiary is threatened, pending or reasonably foreseeable;

(x) Except as set forth on the AMF Intellectual Property Schedule, (i) there have been no claims, suits, arbitrations, mediations, or other adversarial or ex parte proceeding made, threatened or initiated before any governmental authority or in any jurisdiction against AMF Products, AMF BV or any AMF Subsidiary or against such Owner asserting the invalidity, misuse or unenforceability of any of the Intellectual Property Rights owned or used by AMF Products, AMF BV or any AMF Subsidiary, (ii) none of AMF Products, AMF BV, the AMF Subsidiaries and such Owner has received any notices of, and there are no facts that indicate a likelihood of, any infringement or misappropriation by, or conflict with, any third party with respect to any Intellectual Property Rights (including any demand or request that AMF Products, AMF BV or any AMF Subsidiary license any rights from a third party, or identifying any third party Intellectual Property Rights in relation to one or more products or services), (iii) the conduct of the AMF Products’, AMF BV’s or the AMF Subsidiaries’ businesses has not infringed, misappropriated or conflicted with, and the continued conduct of AMF Products’, AMF BV’s or the AMF Subsidiaries’ businesses will not infringe, misappropriate or conflict with, any Intellectual Property Rights of any other Person, and (iv) the Intellectual Property Rights owned by or licensed to AMF Products, AMF BV and the AMF Subsidiaries have not been infringed, misappropriated or conflicted by any other Person. Except as disclosed on the AMF Third Party Consents Schedule, the execution of the Transaction Documents will not have a material adverse effect on AMF Products’, AMF BV’s or the AMF Subsidiaries’ right, title or interest in and to the Intellectual Property Rights owned, held or used by AMF Products, AMF BV or any AMF Subsidiary and all of such Intellectual Property Rights used by AMF Products, AMF BV or any AMF Subsidiary shall be owned or available for use from a Person other than any Owner or any of their Affiliates by AMF Products, AMF BV and the AMF Subsidiaries immediately after the Closing on terms and conditions identical to those under which they were owned or available for use immediately before the Closing;

(xi) Except for source code escrow provisions (each of which has been provided to Qubica), only the executable code relating to any of the Software on the AMF Intellectual Property Schedule (“AMF Software”) has been disclosed to any third party and no third party has asserted any right to access any source code for any of the AMF Software;

(xii) AMF Products, AMF BV and the AMF Subsidiaries have not and do not use or incorporate into any AMF Software, including without limitation, any third-party software or software components embedded, integrated, bundled with or otherwise distributed with the AMF Software, any software that requires as a condition of use (including, but not limited to, pursuant to GNU General Public License), modification and/or distribution of such software that other software incorporated into, derived from or distributed with such software be (i) disclosed or distributed in source code form; (ii) licensed for the purpose of making derivative works; or (iii) redistributable at no charge;

(xiii) There are no known defects in any of the AMF Software that would prevent the AMF Software from performing substantially in accordance with its published user documentation or specifications. AMF Products, AMF BV and the AMF Subsidiaries use current industry standard tools and methods to ensure that there are no viruses, worms, Trojan horses or similar programs in any of the AMF Software;

(xiv) Except as set forth on the AMF Intellectual Property Schedule, AMF Products, AMF BV and the AMF Subsidiaries have entered into written agreements with each of their current and former employees and agents engaged in computer programming, research or development, and with all independent contractors AMF Products, AMF BV and the AMF Subsidiaries have engaged in computer programming, research or development providing in each case for the protection of confidential information relating to their business, and for the assignment to AMF Products, AMF BV or the applicable AMF Subsidiary of all works of authorship, inventions, improvements, and discoveries created or developed by such employees, agents and independent contractors within the scope of their employment or agency or pursuant to the applicable contractor agreement;

(xv) Except as contemplated by this Agreement, the JV Agreement or any of the Transaction Documents and except as set forth on the AMF Affiliated Transactions Schedule, (A) no officer, director, employee, shareholder or Affiliate (nor any officer, director, employee or shareholder of any such Affiliate) of AMF Products, AMF BV or any of the AMF Subsidiaries or any individual related by blood, marriage or adoption to any such individual or any entity in which any such Person or individual owns any beneficial interest, is a party to any agreement, contract, commitment or transaction with AMF Products, AMF BV or any of the AMF Subsidiaries or has any interests in any property used by AMF Products, AMF BV or any of the AMF Subsidiaries and (B) any such agreement, contract, commitment, transaction or otherwise is terminable at will by AMF Inc. or an AMF Subsidiary, as the case may be; and

(xvi) There are no claims against the Company, AMF Products, AMF BV or any of the AMF Subsidiaries for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement or any of the other agreements contemplated hereby based on any arrangement or agreement made by or on behalf of such Owner or any of its Affiliates.

(b) In the case of Qubica:

(i) Such Owner is the record and beneficial owner of all of the outstanding equity interests of Qubica Products;

(ii) Such Owner is not a party to any option, warrant, right, contract, call, put or other agreement or commitment providing for the acquisition or disposition of any equity interests of Qubica Products (other than this Agreement), nor is such Owner a party to any voting trust, proxy or other agreement or understanding with respect to the voting of any equity interests of Qubica Products;

(iii) On the Closing Date, such Owner will transfer to the Company good and marketable title to all of the outstanding equity interests of Qubica Products, free and clear of all Liens, other than those imposed by applicable securities laws;

(iv) Qubica Products is the record and beneficial owner of (a) all of the outstanding equity interests of each of Qubica Canada, Inc., a Canada corporation, Qubica USA, Inc., a Florida corporation, and Aquta S.r.l., a limited liability company organized under the laws of Italy, and (b) 51% of the outstanding equity interests of Nextia S.r.l., a limited liability company organized under the laws of Italy (“Nextia”), in each case free and clear of all Liens, except for Permitted Liens and liens imposed by applicable law;

(v) Neither Qubica Products nor any of the Subsidiaries referenced in clause (iv) above (collectively, the “Qubica Subsidiaries”) owns or controls (directly or indirectly), or holds or has any rights or options to subscribe for, purchase or acquire, any shares of stock, partnership interest, joint venture interest, equity participation or any other security or interest in any other Person;

(vi) Qubica Products and each Qubica Subsidiary has all authorizations, licenses and permits necessary to own and operate its properties and to carry on its business as now conducted, except where the failure to hold such authorizations, licenses and permits would not have a Material Adverse Effect;

(vii) Qubica Products or a Qubica Subsidiary has good and marketable title to, or a valid leasehold interest in, or a license to use pursuant to a valid and enforceable written agreement, the properties and assets, tangible or intangible, used by it or located on its premises, free and clear of all Liens, except for inventory disposed of in the ordinary course of business and except for Permitted Liens. As of the Closing, Qubica Products and the Qubica Subsidiaries will collectively own, or have a valid leasehold interest in, or a valid license to use, all the assets and rights necessary for the conduct of their businesses as presently conducted and as proposed to be conducted;

(viii) Other than in connection with the negotiation, execution and delivery of the Transaction Documents and all other agreements contemplated hereby and thereby (including, without limitation, the purchase by Qubica Products of 51% of the outstanding equity interests of Nextia), since December 31, 2004, each of Qubica Products and the Qubica Subsidiaries has (i) conducted its business and operations only in the ordinary course of business consistent with past practice (including, without limitation, with respect to the incurrence of Indebtedness, the collection of accounts receivable and the payment of accounts payable), (ii) not declared or made any dividends or distributions of cash, stock, property or assets with respect to any of its capital stock, or redeemed, retired, repurchased or otherwise acquired, directly or indirectly, any of its capital stock and (iii) except as set forth on the Qubica Increases in Compensation Schedule, not increased in any material respect the compensation (including, but not limited to, base salary, bonus and perquisites or pursuant to any severance or retirement plans or policies) or benefits of, or entered into any (or amended any existing) deferred compensation, severance, retirement or other similar agreement with, any officer, director, manager, employee or consultant.

(ix) The Qubica Intellectual Property Schedule contains a complete and accurate list of all (i) patented or registered Intellectual Property Rights owned or held by Qubica Products or a Qubica Subsidiary, (ii) pending patent applications and applications, including any intent-to-use, provisional, or other applications, or other applications for registration of Intellectual Property Rights filed by or on behalf of Qubica Products or a Qubica Subsidiary and (iii) any unregistered Intellectual Property Rights that are material to the conduct of Qubica Products’ or any Qubica Subsidiary’s respective businesses as presently conducted, or as presently planned to be conducted, including any such Intellectual Property Rights as are embodied or used in any past, current or planned products. Qubica Products or a Qubica Subsidiary owns and possesses all right, title and interest to the Intellectual Property Rights set forth on the Qubica Intellectual Property Schedule. Qubica Products or a Qubica Subsidiary owns and possesses all right, title and interest to all Intellectual Property Rights used in or necessary for the operation of their respective businesses as presently conducted and as proposed to be conducted, free and clear of all Liens, except for Permitted Liens. Qubica Products or a Qubica Subsidiary owns and possesses all right, title and interest in and to all Intellectual Property Rights created or developed by Qubica Products’ or the Qubica Subsidiaries’ employees and independent contractors, or otherwise under the direction or supervision of Qubica Products’ or the Qubica Subsidiaries’ employees or independent contractors, relating to Qubica Products’ or the Qubica Subsidiaries’ (as applicable) business or to the actual or demonstratively anticipated research or development conducted by or for AMF Products, AMF BV or an AMF Subsidiary. None of the Owners nor any Affiliate of any Owner (other than Qubica Products or a Qubica Subsidiary) owns or holds any Intellectual Property Rights that are embodied or used in Qubica Products’ or the Qubica Subsidiaries’ respective businesses or products. Except as set forth on the Qubica Intellectual Property Schedule, no loss, cancellation or expiration of any Intellectual Property Right owned or used by Qubica Products or a Qubica Subsidiary is threatened, pending or reasonably foreseeable;

(x) Except as set forth on the Qubica Intellectual Property Schedule, (i) there have been no claims, suits, arbitrations, mediations, or other adversarial or ex parte proceeding made, threatened or initiated before any governmental authority or in any jurisdiction against Qubica Products or any Qubica Subsidiary or against such Owner asserting the invalidity, misuse or unenforceability of any of the Intellectual Property Rights owned or used by Qubica Products or any Qubica Subsidiary, (ii) none of Qubica Products, the Qubica Subsidiaries and such Owner has received any notices of, and there are no facts that indicate a likelihood of, any infringement or misappropriation by, or conflict with, any third party with respect to any Intellectual Property Rights (including any demand or request that Qubica Products or any Qubica Subsidiary license any rights from a third party, or identifying any third party Intellectual Property Rights in relation to one or more products or services), (iii) the conduct of Qubica Products’ or the Qubica Subsidiaries’ businesses has not infringed, misappropriated or conflicted with, and the continued conduct of Qubica Products’ or the Qubica Subsidiaries’ businesses will not infringe, misappropriate or conflict with, any Intellectual Property Rights of any other Person, and (iv) the Intellectual Property Rights owned by or licensed to Qubica Products and the Qubica Subsidiaries have not been infringed, misappropriated or conflicted by any other Person. Except as disclosed on the Qubica Third Party Consents Schedule, the execution of the Transaction Documents will not have a material adverse effect on Qubica Products’ or the Qubica Subsidiaries’ right, title or interest in and to the Intellectual Property Rights owned, held or used by Qubica Products or any Qubica Subsidiary and all of such Intellectual Property Rights used by Qubica Products or any Qubica Subsidiary shall be owned or available for use from a Person other than any Owner or any of their Affiliates by Qubica Products and the Qubica Subsidiaries immediately after the Closing on terms and conditions identical to those under which they were owned or available for use immediately before the Closing;

(xi) Except for source code escrow provisions (each of which has been provided to AMF Inc.), only the executable code relating to any of the Software on the Qubica Intellectual Property Schedule (“Qubica Software”) has been disclosed to any third party and no third party has asserted any right to access any source code for any of the Qubica Software;

(xii) Qubica Products and the Qubica Subsidiaries have not and do not use or incorporate into any Qubica Software, including without limitation, any third-party software or software components embedded, integrated, bundled with or otherwise distributed with the Qubica Software, any software that requires as a condition of use (including, but not limited to, pursuant to GNU General Public License), modification and/or distribution of such software that other software incorporated into, derived from or distributed with such software be (i) disclosed or distributed in source code form; (ii) licensed for the purpose of making derivative works; or (iii) redistributable at no charge;

(xiii) There are no known defects in any of the Qubica Software that would prevent the Qubica Software from performing substantially in accordance with its published user documentation or specifications. Qubica Products and the Qubica Subsidiaries use current industry standard tools and methods to ensure that there are no viruses, worms, Trojan horses or similar programs in any of the Qubica Software;

(xiv) Qubica Products and the Qubica Subsidiaries have entered into written agreements with each of their current and former employees and agents engaged in computer programming, research or development, and with all independent contractors Qubica Products and the Qubica Subsidiaries have engaged in computer programming, research or development providing in each case for the protection of confidential information relating to their business, and for the assignment to Qubica Products or the applicable Qubica Subsidiary of all works of authorship, inventions, improvements, and discoveries created or developed by such employees, agents and independent contractors within the scope of their employment or agency or pursuant to the applicable contractor agreement;

(xv) Except as contemplated by this Agreement, the JV Agreement or any of the Transaction Documents and except as set forth on the Qubica Affiliated Transactions Schedule, (A) no officer, director, employee, shareholder or Affiliate (nor any officer, director, employee or shareholder of any such Affiliate) of Qubica Products or any of the Qubica Subsidiaries or any individual related by blood, marriage or adoption to any such individual or any entity in which any such Person or individual owns any beneficial interest, is a party to any agreement, contract, commitment or transaction, whether written or otherwise, with Qubica Products or any of the Qubica Subsidiaries or has any interests in any property used by Qubica Products or any of the Qubica Subsidiaries and (B) any such agreement, contract, commitment, transaction or otherwise is terminable at will by Qubica Products or a Qubica Subsidiary, as the case may be; and

(xvi) There are no claims against the Company, Qubica Products or any of the Qubica Subsidiaries for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement or any of the other agreements contemplated hereby based on any arrangement or agreement made by or on behalf of such Owner or any of its Affiliates.

F. Investment Representations. Such Owner (i) is acquiring the Securities purchased hereunder or acquired pursuant hereto for its own account with the present intention of holding such securities for purposes of investment, and that it has no intention of selling such securities in a public distribution in violation of any applicable securities laws, (ii) is a sophisticated investor, (iii) was not offered the Securities by any means of general solicitation or general advertising, (iv) believes that it has such knowledge and experience in financial and business matters that such Owner is capable of evaluating the merits and risks of an investment in the Company, and (v) is able to bear the economic risks of an investment in the Securities and could afford a complete loss of such investment. Each certificate for Securities, if any, shall be imprinted with a legend in substantially the form as set forth in Exhibit A, B, C or D, as applicable.

G. Litigation. With respect to such Owner, except in the case of AMF as set forth on the attached AMF Litigation Schedule, there are no actions, suits or proceedings pending against such Owner or any of its Subsidiaries, at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which if determined adversely to such Owner or any of its Subsidiaries would have a Material Adverse

Effect, and neither such Owner nor any of its Subsidiaries is subject to any outstanding judgment, order or decree of any court or governmental body.

H. Tax Compliance. With respect to such Owner, except in the case of AMF as set forth on the attached AMF Tax Schedule, each Owner and its Subsidiaries have timely filed all material federal, state, local and foreign tax returns and reports required to be filed by it, and all Taxes shown as owing by such Owner and its Subsidiaries on all such tax returns have been fully paid or properly accrued, and all such returns and reports are correct and complete in all material respects, except to the extent that such failures individually or in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect.

I. Closing Date. The representations and warranties of such Owner contained in this Section 5 and elsewhere in this Agreement and all information contained in any exhibit, schedule or attachment hereto or in any certificate or other writing delivered by, or on behalf of, such Owner to the other Owner pursuant to this Agreement and the other agreements contemplated hereby shall be true and correct on the Closing Date as though then made.

Section 6. Pre-Closing Operations.

A. AMF Inc. Covenants. Except as expressly contemplated by this Agreement, the Transaction Documents and all other agreements contemplated hereby and thereby, AMF Inc. hereby agrees that prior to the Closing, unless Qubica otherwise agrees in writing, AMF Inc. will cause AMF Products, AMF BV and each of the AMF Subsidiaries to, and, in the case of clauses (g), (h), (j) and (k), AMF Inc. will:

(a) conduct its business and operations only in the ordinary course of business consistent with past practice (including, without limitation, with respect to the incurrence of Indebtedness, whether pursuant to the Demand Note, the Revolving Note or otherwise, the collection of accounts receivable and the payment of accounts payable) and for the benefit of the Company;

(b) use best efforts to keep its business organization and properties intact, including its present business operations, physical facilities, working conditions and employees and its present relationships with lessors, licensors, suppliers and customers and others having business relations with it;

(c) keep in full force and effect its corporate existence and all rights, franchises, proprietary rights and intellectual property rights and all governmental licenses, permits, approvals and other authorizations relating or pertaining to its business and use its reasonable efforts to cause its current insurance (or reinsurance) policies not to be canceled or terminated or any of the coverage thereunder to lapse;

(d) maintain its material assets in good repair, order and condition (normal wear and tear excepted) consistent with current needs, replace in accordance with prudent practices its inoperable, worn out or obsolete assets with assets of good quality consistent with prudent practices and current needs and, in the event of a casualty, loss or damage to any of such assets or properties prior to the Closing Date, either repair or replace such damaged property or use the proceeds of such insurance in such other manner as mutually agreed upon by the Owners;

(e) encourage its employees to continue their employment with such Person after the Closing and provide prompt written notice to the other Owner of any employee or group of employees which have given notice to any such Person of his, her or their intention to terminate employment with such Person;

(f) maintain its books, accounts and records in accordance with past custom and practice;

(g) promptly (once AMF Inc. obtains knowledge thereof) inform Qubica in writing of any variances from the representations and warranties of AMF Inc. contained in Section 4 or 5 hereof or any breach of any covenant hereunder by AMF Inc.;

(h) cooperate with Qubica and use its best efforts to cause the conditions to Qubica’s obligation to close to be satisfied (including, without limitation, the execution and delivery of all agreements contemplated hereunder to be so executed and delivered and the making and obtaining of all third party and governmental notices, filings, authorizations, approvals, consents, releases and terminations necessary or desirable to consummate the transactions contemplated hereby);

(i) comply in all material respects with all applicable laws, ordinances, and regulations in the operation of its business;

(j) cooperate with Qubica in its investigation of the businesses and properties of AMF Products, AMF BV and the AMF Subsidiaries, and to permit Qubica and its employees, agents, and accounting, legal and other authorized representatives to (i) have full access to the premises, books and records of AMF Products, AMF BV and the AMF Subsidiaries at reasonable hours, (ii) visit and inspect any of the properties of AMF Products, AMF BV and the AMF Subsidiaries, and (iii) discuss the affairs, finances and accounts of AMF Products, AMF BV and the AMF Subsidiaries with the directors, officers, partners, key employees, key customers, key sales representatives, key suppliers and independent accountants of such Persons;

(k) use best efforts to obtain an early termination of the waiting period under any applicable competition laws and make any further filings pursuant thereto that may be necessary, proper or advisable in connection therewith;

(l) not declare or make any dividends or distributions of cash, stock, property or assets with respect to any of its capital stock, or redeem, retire, repurchase or otherwise acquire, directly or indirectly, any of its capital stock;

(m) not increase in any manner the compensation (including, but not limited to, base salary, bonus and perquisites) or benefits of any officer, director, manager, employee or consultant;

(n) not (i) enter into any deferred compensation, severance, retirement or other similar agreement with any officer, director, manager, employee or consultant (or amendment to any such existing agreement), other than as required by applicable law, (ii) grant any severance or termination pay to any officer, director, manager, employee or consultant or (iii) increase the compensation or other benefits payable to any officer, director, manager, employee or consultant pursuant to any severance or retirement plans or policies thereof;

(o) not guarantee, or commit to guarantee, the obligations of any other Person (including, without limitation, guarantees in the form of an agreement to repurchase or reimburse); and

(p) except as set forth on the AMF Affiliated Transactions Schedule and except as expressly contemplated by the Transaction Documents, not engage in any agreement, contract, commitment or transaction with, or make any payment to or for the benefit of, any of its direct or indirect stockholders, officers, directors, managers, employees or consultants or with any of their Affiliates or with any individual related by blood, marriage or adoption to any such individual or any entity in which any such Person or individual owns any beneficial interest.

B. Qubica Covenants. Except as expressly contemplated by this Agreement, the Transaction Documents and all other agreements contemplated hereby and thereby, Qubica hereby agrees that prior to the Closing, unless AMF Inc. otherwise agrees in writing, Qubica will cause Qubica Products and each of the Qubica Subsidiaries to, and, in the case of clauses (g), (h), (j) and (k), Qubica will:

(a) conduct its business and operations only in the ordinary course of business consistent with past practice (including, without limitation, with respect to the incurrence of Indebtedness, the collection of accounts receivable and the payment of accounts payable) and for the benefit of the Company;

(b) use best efforts to keep its business organization and properties intact, including its present business operations, physical facilities, working conditions and employees and its present relationships with lessors, licensors, suppliers and customers and others having business relations with it;

(c) keep in full force and effect its corporate existence and all rights, franchises, proprietary rights and intellectual property rights and all governmental licenses, permits, approvals and other authorizations relating or pertaining to its business and use its reasonable efforts to cause its current insurance (or reinsurance) policies not to be canceled or terminated or any of the coverage thereunder to lapse;

(d) maintain its material assets in good repair, order and condition (normal wear and tear excepted) consistent with current needs, replace in accordance with prudent practices its inoperable, worn out or obsolete assets with assets of good quality consistent with prudent practices and current needs and, in the event of a casualty, loss or damage to any of such assets or properties prior to the Closing Date, either repair or replace such damaged property or use the proceeds of such insurance in such other manner as mutually agreed upon by the Owners;

(e) encourage its employees to continue their employment with such Person after the Closing and provide prompt written notice to the other Owner of any employee or group of employees which have given notice to any such Person of his, her or their intention to terminate employment with such Person;

(f) maintain its books, accounts and records in accordance with past custom and practice;

(g) promptly (once Qubica obtains knowledge thereof) inform AMF Inc. in writing of any variances from the representations and warranties of Qubica contained in Section 4 or 5 hereof or any breach of any covenant hereunder by Qubica;

(h) cooperate with AMF Inc. and use its best efforts to cause the conditions to AMF Inc.’s obligation to close to be satisfied (including, without limitation, the execution and delivery of all agreements contemplated hereunder to be so executed and delivered and the making and obtaining of all third party and governmental notices, filings, authorizations, approvals, consents, releases and terminations necessary or desirable to consummate the transactions contemplated hereby);

(i) comply in all material respects with all applicable laws, ordinances, and regulations in the operation of its business;

(j) cooperate with AMF Inc. in its investigation of the businesses and properties of Qubica Products and the Qubica Subsidiaries, and to permit AMF Inc. and its employees, agents, and accounting, legal and other authorized representatives to (i) have full access to the premises, books and records of Qubica Products and the Qubica Subsidiaries at reasonable hours, (ii) visit and inspect any of the properties of Qubica Products and the Qubica Subsidiaries, and (iii) discuss the affairs, finances and accounts of Qubica Products and the Qubica Subsidiaries with the directors, officers, partners, key employees, key customers, key sales representatives, key suppliers and independent accountants of such Persons;

(k) use best efforts to obtain an early termination of the waiting period under any applicable competition laws and make any further filings pursuant thereto that may be necessary, proper or advisable in connection therewith;

(l) not declare or make any dividends or distributions of cash, stock, property or assets with respect to any of its capital stock, or redeem, retire, repurchase or otherwise acquire, directly or indirectly, any of its capital stock;

(m) except as set forth on the Qubica Increases in Compensation Schedule, not increase in any manner the compensation (including, but not limited to, base salary, bonus and perquisites) or benefits of any officer, director, manager, employee or consultant;

(n) not (i) enter into any deferred compensation, severance, retirement or other similar agreement with any officer, director, manager, employee or consultant (or amendment to any such existing agreement), other than as required by applicable law, (ii) grant any severance or termination pay to any officer, director, manager, employee or consultant or (iii) increase the compensation or other benefits payable to any officer, director, manager, employee or consultant pursuant to any severance or retirement plans or policies thereof;

(o) not guarantee, or commit to guarantee, the obligations of any other Person (including, without limitation, guarantees in the form of an agreement to repurchase or reimburse); and

(p) except as set forth on the Qubica Affiliated Transactions Schedule and except as expressly contemplated by the Transaction Documents, not engage in any agreement, contract, commitment or transaction with, or make any payment to or for the benefit of, any of its direct or indirect stockholders, officers, directors, managers, employees or consultants or with any of their Affiliates or with any individual related by blood, marriage or adoption to any such individual or any entity in which any such Person or individual owns any beneficial interest.

Section 7. Non-Competition and Non-Solicitation.

A. Each Owner agrees that, from and after the Closing for so long as such Owner holds any Securities and for two years thereafter, such Owner will not, and will cause its Subsidiaries (other than the Company and its Subsidiaries) to not, directly or indirectly, own any interest in, manage, control, participate in (whether as an owner, operator, manager, consultant, officer, director, employee, investor, agent, representative or otherwise), consult with, render services for, or in any manner otherwise engage in, any business (other than that of the Company and its Subsidiaries) that manufactures and/or distributes bowling or amusement products of the type manufactured and/or distributed by the Company in any geographical area in which the Company or any of its Subsidiaries engages. Notwithstanding the foregoing, nothing herein shall prohibit (i) any Owner from owning any Securities, (ii) any Owner from being a passive owner of not more than 2% of the outstanding stock of any class that is publicly traded (so long as such Owner has no active participation in the business of such corporation), (iii) AMF Inc. or its Affiliates from owning and operating any billiards business, bowling center, or pro-shop in connection with their bowling centers business.

B. Each Owner agrees that, from and after the Closing for so long as such Owner holds any Securities and for two years thereafter, such Owner will not, and will cause its Subsidiaries (other than the Company and its Subsidiaries) to not, directly or indirectly through another entity, (i) induce or attempt to induce any employee of the Company or any of its Subsidiaries to leave the employ of the Company or such Subsidiary, or in any way interfere with the relationship between the Company or any of its Subsidiaries and any employee thereof, (ii) hire any person who was an employee of the Company or any of its Subsidiaries within 180 days prior to the time such employee was hired by such Owner or any of its Subsidiaries, (iii) induce or attempt to induce any customer, supplier, licensee, licensor, franchisee, lessor or other business relation of the Company or any of its Subsidiaries to cease doing business with the Company or such Subsidiary, or in any way interfere with the relationship between any such customer, supplier, licensee, licensor, franchisee or other business relation and the Company or any of its Subsidiaries (including, without limitation, making any negative statements or communications about the Company or any of its Subsidiaries), provided that nothing in this clause (iii) shall prevent BCO or AMF UK from making any commercially reasonable communication with its subcontractors or from exercising its rights to terminate the Services Agreement or the Reverse Services Agreement, respectively, according to the terms of such agreements or (iv) directly or indirectly acquire or attempt to acquire an interest in any business which manufactures and/or distributes bowling or amusement products and with which the Company or any of its Subsidiaries has entertained discussions or has requested and received information relating to the acquisition of such business by the Company or any of its Subsidiaries.

C. Each Owner acknowledges and agrees that the covenants set forth in this Section 7 are reasonable with respect to period, geographical area and scope. Notwithstanding anything in this Section 7 to the contrary, if at any time, in any judicial proceeding, any of the restrictions stated in this Section 7 are found by a final order of a court of competent jurisdiction to be unreasonable or otherwise unenforceable under circumstances then existing, each Owner agrees that the period, scope or geographical area, as the case may be, shall be reduced to the extent necessary to enable the court to enforce the restrictions to the extent such provisions are allowable under law, giving effect to the agreement and intent of the Owners that the restrictions contained herein shall be effective to the fullest extent permissible. Each Owner acknowledges and agrees that money damages may not be an adequate remedy for any breach or threatened breach of the provisions of this Section 7 and that, in such event, the Company or the other Owner or their respective successors or permitted assigns shall, in addition to any other rights and remedies existing in their favor, be entitled to specific performance, injunctive and/or other relief from any court of competent jurisdiction in order to enforce or prevent any violations of the provisions of this Section 7 (including the extension of the non-competition and non-solicitation periods applicable to any Owner by a period equal to the length of court proceedings necessary to stop such violation), provided that such Owner is found to have been in violation of the provisions of this Section 7. Any injunction shall be available without the posting of any bond or other security. In the event of an alleged breach or violation by any Owner of any of the provisions of this Section 7, the non-competition and non-solicitation periods will be tolled for such Owner until such alleged breach or violation is resolved; provided that if such Owner is found to have not violated the provisions of this Section 7, then the non-competition and non-solicitation periods will not be deemed to have been tolled. Each Owner agrees that the restrictions contained in this Section 7 are necessary to protect the goodwill of the Company’s business and the value of the other Owner’s investment in the Company.

Section 8. Termination.

A. This Agreement may be terminated at any time prior to the Closing:

(a) by mutual written consent of each Owner; or

(b) by either Owner, upon delivery of a written notice of termination to the other Owner, if the Closing has not occurred on or prior to December 31, 2005; provided that an Owner shall not be entitled to terminate this Agreement pursuant to this Section 8A(b) if such Owner’s breach of this Agreement has prevented the consummation of the transactions contemplated hereby at or prior to such time.

B. Effect of Termination. In the event of a termination of this Agreement as provided in Section 8A, this Agreement shall forthwith terminate and there shall be no liability on the part of any Owner to the other Owner under this Agreement, except that the provisions of Section 10 and Section 11 shall continue in full force and effect and except that nothing herein shall relieve any Owner from liability for any breach of any Transaction Document prior to such termination.

Section 9. Indemnification.

A. Survival. All representations, warranties, covenants and agreements contained herein or made in writing by any party in connection herewith shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, regardless of any investigation made by or on behalf of any Owner and whether or not any Owner knew or had reason to know of any misrepresentation or breach at the time of the Closing.

B. Indemnification Provisions.

(a) Subject to the limitations set forth in Section 9B(b), each Owner shall indemnify the other Owner and each of such other Owner’s officers, directors, employees, agents, representatives, successors and assigns (each an “Indemnitee”), and save and hold each of them harmless from and against, and pay on behalf of or reimburse any Indemnitee as and when incurred for, all Losses which any Indemnitee may suffer, sustain or become subject to as a result of:

(i) any breach of any representation or warranty of such indemnifying Owner in this Agreement or the JV Agreement or in any certificate delivered by such indemnifying Owner in connection with the Closing; or

(ii) any breach of any covenant or agreement made by or in respect of such indemnifying Owner in this Agreement or the JV Agreement.

(b) Limitations. With respect to any claim for indemnification being made by an Indemnitee pursuant to Section 9B(a)(i) (a “Limited Claim”), the indemnifying Owner shall not have any obligation to indemnify any Indemnitee from and against any Losses by reason of any such breach (or alleged breach) unless (x) the aggregate amount of Losses with respect to such Limited Claim (and all related Limited Claims) exceeds $40,000 and (y) the Indemnitees collectively have suffered Losses by reason of all breaches (or alleged breaches), other than those for which no indemnification is required as a result of clause (x), in excess of $400,000 (and then only to the extent that such Losses in the aggregate exceed such amount). Notwithstanding the foregoing or anything else to the contrary contained herein, the limitations on indemnification set forth in this Section 9B(b) shall not apply to any claim based on fraud or willful misconduct of the indemnifying Owner or any of its Affiliates (excluding the Company and its Subsidiaries) or any of their respective officers, directors or employees.

(c) Interest and Collection Expenses. Any payment required under this Section 9B shall bear interest on a daily basis, compounded annually, at 6.5% per annum (or, if less, the maximum rate permitted by applicable usury laws), from the date on which such payment is finally determined by agreement of the parties or pursuant to Section 11M to, but excluding, the date on which such payment is due in accordance with Section 9B(d). In addition, any payment required under this Section 9B that is not paid when due in accordance with Section 9B(d) shall bear interest on a daily basis, compounded annually, at 12% per annum (or, if less, the maximum rate permitted by applicable usury laws), from the date on which such payment is due in accordance with Section 9B(d) to, but excluding, the date on which such payment is made in full. The indemnifying Owner shall also reimburse the Indemnitee for any and all costs or expenses of any nature or kind whatsoever (including but not limited to all attorneys’ fees) incurred in seeking to collect such payment.

(d) Satisfaction of Indemnification Claims. In the event an Indemnitee becomes entitled to any payments from an Indemnifying Owner pursuant to this Section 9B (including interest thereon (if any) and all costs and expenses related thereto), such Indemnitee’s sole recourse for such payments shall be to receive from the Company, by wire transfer or delivery of other immediately available funds to an account designated by such Indemnitee, all future Distributions (as defined in the JV Agreement) otherwise payable to the indemnifying Owner (excluding the amount of any such Distributions necessary for such indemnifying Owner to directly pay any income tax obligations of such indemnifying Owner due and payable as of the date of such Distribution or which will become due and payable prior to the next scheduled Tax Distribution (as defined in the JV Agreement), in each case to the extent related to its ownership of PECS, CPECS and/or Shares) until all such payments owed to such Indemnitee pursuant to this Section 9B have been satisfied in full; provided that, in the event that all or any portion of such payments remain unpaid as of the initial Change of Control or Public Offering after the date hereof, such indemnifying Owner shall, concurrently with the consummation of such initial Change of Control or Public Offering, pay directly to such Indemnitee, by wire transfer or delivery of other immediately available funds to an account designated by such Indemnitee, the full amount of all such remaining payments. Notwithstanding any implication herein to the contrary, all payments made by the Company to an Indemnitee pursuant to the immediately preceding sentence shall, for all purposes hereunder and under the JV Agreement, be deemed to have been Distributed to the indemnifying Owner in accordance with the JV Agreement.

(e) Waiver. Each indemnifying Owner hereby agrees on behalf of itself and its shareholders, directors, managers, officers, employees and agents that no such Person shall make any claim for indemnification against the Company or any of its Subsidiaries by reason of the fact that such Person was a director, manager, officer, employee or agent of any such entity or is or was serving at the request of any such entity as a partner, trustee, director, manager, officer, employee or agent of another entity (whether such claim is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses or expenses) with respect to any action, suit, proceeding, complaint, claim or demand brought by an Indemnitee against such indemnifying Owner (if such action, suit, proceeding, complaint, claim or demand arises under this Agreement or the JV Agreement). Each indemnifying Owner, on behalf of itself and its shareholders, directors, managers, officers, employees and agents, hereby acknowledges that it will have no claims or right to contribution or indemnity from the Company or any of its Subsidiaries with respect to amounts paid by such indemnifying Owner pursuant to this Section 9B.

Section 10. Definitions. For the purposes of this Agreement, the following terms have the meanings set forth below:

“Affiliate” of any particular Person or entity means any other person or entity controlling, controlled by or under common control with such particular person or entity, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise.

“Affiliated Party Undertakings and Agreements” means all such agreements to be entered into after the date hereof pursuant to (a) the binding term sheet between the Company and Pat Ciniello, Bowling Management Associates, Purrfect Score and Bonita Coast Associates, Inc. and (b) each Affiliated Parties Undertaking between the Company and each of Richard Albright, Michael Massey, Masuno Pty Ltd (which shall provide the services of Francesco Mascadri), Lancelot Consultoria & Marketing Lda (which shall provide the services of Francesco Mascadri), Lucien Rochefort, Guido Sorba, Carol Simard and Stephane Asselin, in each case containing the terms and conditions set forth therein or in annexes thereto.

“AMF BV” means AMF Bowling Products International BV, a Netherlands company.

“AMF Target Net Indebtedness” means $7,569,731.

“AMF UK” means AMF Bowling Products UK Limited, a company organized under the laws of the United Kingdom.

“AMF Worldwide” means AMF Bowling Worldwide, Inc., a Delaware corporation.

“Articles” means the Company’s articles of incorporation, attached hereto as Exhibit H.

“Bell Creek Lease” means that certain Lease attached hereto as Exhibit I, dated as of the date hereof, to be effective as of the Closing Date, by and between AMF Products and AMF Bowling Centers, Inc., a Delaware corporation (“AMF Centers”).

“Board” means the board of managers of the Company.

“Cash” means all cash and cash equivalents determined, in the case of AMF Inc., in accordance with US GAAP and, in the case of Qubica, in accordance with IAS; provided that Cash (1) shall be calculated net of issued but uncleared checks and drafts; (2) shall include checks and drafts deposited for the account of such Person and its Subsidiaries; and (3) may be a negative number.

“CEO Employment Agreement” means that certain Employment Agreement, dated as of the date hereof, to be effective as of the Closing Date, by and among AMF Products and John Walker.

“Change of Control” means any transaction or series of transactions pursuant to which any Person or group of related Persons in the aggregate acquire(s) (i) CPECS and/or Shares representing more than 50% of the Shares outstanding on a fully-diluted basis at the time of such transaction or series of transactions (assuming the conversion of all outstanding CPECS to Shares and the exercise of all outstanding options which are in-the-money as of the date of such transaction) or (ii) all or substantially all of the Company’s and its Subsidiaries’ assets determined on a consolidated basis, in any case whether by merger, consolidation, joint venture, reorganization, liquidation or otherwise.

“Code” means the Luxembourg law of 10 August 1915 on commercial companies, as amended.

“Credit Agreement” means that certain Credit Agreement, dated as of February 27, 2004, as amended September 20, 2004 and as further amended June 2, 2005, by and among Kingpin Intermediate Corp., AMF Worldwide Credit Suisse, Cayman Islands Branch, and the other banks and lending institutions party thereto from time to time.

“IAS” means accounting principles adopted by the International Accounting Standards Committee, consistently applied.

“Indebtedness” means, at any particular time, without duplication, (x) the sum of (i) any indebtedness for borrowed money or issued in substitution or exchange for indebtedness for borrowed money, (ii) any indebtedness evidenced by any note, bond, debenture or other debt security, (iii) any indebtedness for the deferred purchase price of property or services with respect to which a Person is liable, contingently or otherwise, as obligor or otherwise (other than trade payables and other current liabilities incurred in the ordinary course of business which are not more than six months past due), (iv) any obligations under capitalized leases with respect to which a Person is liable, contingently or otherwise, as obligor, guarantor or otherwise, or with respect to which obligations a Person assures a creditor against loss, (v) any indebtedness secured by a Lien on a Person’s assets and (vi) accrued interest to and including the Closing Date in respect of any of the obligations described in the foregoing clauses (i) through (vi) of this definition and all premiums, penalties, charges, fees, expenses and other amounts which would be due if such obligations were paid or prepaid in full on the Closing Date.

“Intellectual Property Rights” means any and all intellectual and industrial proprietary rights and rights in confidential information of every kind and description anywhere in the world, including (i) patents and patent applications, (ii) Internet domain names, trademarks, service marks, trade dress, trade names, logos, slogans and corporate names, all translations, adaptations, derivations and combinations of the foregoing, and registrations and applications for registration thereof together with all of the goodwill associated therewith, (iii) copyrights (registered or unregistered) and copyrightable works including any proprietary software, interfaces or report formats, and registrations and applications for registration thereof, and (iv) mask works and registrations and applications for registration thereof, and (v) trade secrets, know-how, manufacturing and production processes and techniques, research and development information, specifications, plans, proposals, compilations of data and analyses, techniques, systems, formulae, research, records, reports, manuals, documentation, models, data and data bases relating thereto; and (vi) inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports and all similar or related information, whether or not patentable and whether or not reduced to practice.

“Interim Distributorship Agreement” means that certain Interim Distributorship Agreement attached hereto as Exhibit J, dated as of the date hereof, by and between AMF Products and Qubica Products.

“Interim Supply Agreement” means that certain Interim Supply Agreement attached hereto as Exhibit K, dated as of the date hereof, by and between AMF Products and Qubica Products.

“JV Agreement” means that certain Joint Venture Agreement attached hereto as Exhibit L, dated as of the date hereof, to be effective as of the Closing Date, by and among the Company, each Owner, AMF Products, AMF BV, the AMF Subsidiaries, Qubica Products and the Qubica Subsidiaries (other than Nextia).

“Lien” means any mortgage, pledge, security interest, encumbrance, lien, or charge of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof), any sale of receivables with recourse against the Company, any of its Subsidiaries or any of its or their Affiliates, any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar statute other than to reflect ownership by a third party of property leased to the Company, any of its Subsidiaries or any of its or their Affiliates under a lease which is not in the nature of a conditional sale or title retention agreement, or any subordination arrangement in favor of another Person (other than any subordination arising in the ordinary course of business).

“Loss” or “Losses” means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, orders, decrees, rulings, damages, dues, penalties, fines, costs,

amounts paid in settlement, liabilities, obligations, Taxes, Liens, losses, diminutions in value, expenses and fees (including, without limitation, court costs and reasonable attorneys’ fees and expenses).

“Management Agreements” means the Management Agreements attached hereto as Exhibit M, each dated as of the date hereof, to be effective as of the Closing Date, by and among the Company and each of Emanuele Govoni, Luca Drusiani and Roberto Vaioli.

“Material Adverse Effect” shall mean a material adverse effect on the business, liabilities, operations, properties, assets, operating results, prospects or condition (financial or otherwise) of the Company or any Subsidiary.

“Net Indebtedness” means:

(x) with respect to AMF Products, AMF BV and the AMF Subsidiaries, without duplication, (A) the sum of (i) any indebtedness for borrowed money or issued in substitution or exchange for indebtedness for borrowed money, (ii) any indebtedness evidenced by any note, bond, debenture or other debt security, (iii) any indebtedness for the deferred purchase price of property or services with respect to which a Person is liable, contingently or otherwise, as obligor or otherwise (other than trade payables and other current liabilities incurred in the ordinary course of business which are not more than six months past due), (iv) any obligations under capitalized leases with respect to which a Person is liable, contingently or otherwise, as obligor, guarantor or otherwise, or with respect to which obligations a Person assures a creditor against loss, (v) any indebtedness secured by a Lien on a Person’s assets, (vi) any Taxes based on income or profits (net of all prepayments of such Taxes and net of any income Tax credits to the extent such credits will reduce, in the current Tax period, the amount of any such Taxes) and (vii) accrued interest to and including the date hereof in respect of any of the obligations described in the foregoing clauses (i) through (vi) of this definition and all premiums, penalties, charges, fees, expenses and other amounts which would be due if such obligations were paid or prepaid in full on the date hereof, in each case as of the opening of business on the date this Agreement is executed by the parties hereto, minus (B) Cash as of the opening of business on the date this Agreement is executed by the parties hereto. For illustration purposes only, the collective Net Indebtedness of AMF Products, AMF BV and the AMF Subsidiaries (excluding the assets and liabilities of AMF UK and the billiards business of AMF Products) as of March 27, 2005 is attached hereto as Exhibit N-1; and

(y) with respect to Qubica Products and the Qubica Subsidiaries, without duplication, (A) the sum of (i) any indebtedness for borrowed money or issued in substitution or exchange for indebtedness for borrowed money, (ii) any indebtedness evidenced by any note, bond, debenture or other debt security, (iii) any indebtedness for the deferred purchase price of property or services with respect to which a Person is liable, contingently or otherwise, as obligor or otherwise (other than trade payables and other current liabilities incurred in the ordinary course of business which are not more than six months past due), (iv) any obligations under capitalized leases with respect to which a Person is liable, contingently or otherwise, as obligor, guarantor or otherwise, or with respect to which obligations a Person assures a creditor against loss, (v) any indebtedness secured by a Lien on a Person’s assets, (vi) any Taxes based on income or profits (net of all prepayments of such Taxes and net of any income Tax credits to the extent such credits will reduce, in the current Tax period, the amount of any such Taxes) and (vii) accrued interest to and including the date hereof in respect of any of the obligations described in the foregoing clauses (i) through (vi) of this definition and all premiums, penalties, charges, fees, expenses and other amounts which would be due if such obligations were paid or prepaid in full on the date hereof, in each case as of the opening of business on the date this Agreement is executed by the parties hereto, minus (B) the Qubica Revolving Loan Balance as of the opening of business on the date this Agreement is executed by the parties hereto, plus (C) the average of the Qubica Revolving Loan Balance as of the end of each of the twelve months immediately preceding the month in which this Agreement is executed by the parties hereto, minus (D) the result of (i) the sum of Cash as of the opening of business on the date this Agreement is executed by the parties hereto plus the average of Cash as of the end of each of the twelve months immediately preceding the month in which this Agreement is executed by the parties hereto, divided by (ii) two. For illustration purposes only, the collective Net Indebtedness of Qubica Products and the Qubica Subsidiaries as of May 31, 2005 is attached hereto as Exhibit N-2.

“Officer’s Certificate” means a certificate executed by the Company’s chief executive officer or its chief financial officer, stating that (i) the officer signing such certificate has made or has caused to be made such investigations as are necessary in order to permit such officer to verify the accuracy of the information set forth in such certificate and (ii) to the best of such officer’s knowledge, such certificate does not misstate any material fact and does not omit to state any fact necessary to make the certificate not misleading.

“Permitted Liens” means (i) Liens with respect to Taxes not yet due and payable or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with US GAAP, in the case of AMF Products, AMF BV or an AMF Subsidiary, or IAS, in the case of Qubica Products or a Qubica Subsidiary; (ii) deposits or pledges made in connection with, or to secure payment of, utilities or similar services, workers’ compensation, unemployment insurance, old age pensions or other social security obligations; (iii) interests or title of a lessor under any leases; (iv) mechanics’, materialmen’s or contractors’ Liens or any similar restriction for amounts not yet due and payable; (v) easements, rights-of-way, restrictions and other similar charges and encumbrances not interfering with the ordinary conduct of the business of such Person or detracting from the value of the assets of such Person and (vi) Liens created or expressly permitted by any other Transaction Document.

“Person” means an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, an investment fund, any other business entity and a governmental entity or any department, agency or political subdivision thereof.

“Plant Lease” means that certain Lease attached hereto as Exhibit O, dated as of the date hereof, to be effective as of the Closing Date, by and between AMF Products and AMF Centers.

“Public Offering” means any offering of the Shares of the Company (or a successor thereto) that are listed on a securities exchange or otherwise publicly offered (which shall include an offering pursuant to Rule 144A and/or Regulation S under the Securities Act, to professional market investors or similar persons); provided that the following shall not be considered a Public Offering: (i) any issuance of Shares as consideration for a merger or acquisition and (ii) any issuance of Shares or rights to acquire Shares to employees of the Company or its Subsidiaries as part of an incentive or compensation plan.

“Qubica Revolving Loan Balance” means, at any particular time, the aggregate of all amounts outstanding under any bank overdraft, revolving or invoice discount facility of Qubica Products or any Qubica Subsidiary (provided that, for purposes of this calculation, only 51% of such amounts of Nextia shall be included), provided that to the extent any Indebtedness not initially incurred pursuant to any such facility is repaid, whether in full or in part, by incurring additional amounts under any such facility (including, without limitation, the Hispabowling loan and other shareholder loans in the aggregate amount of CDN $800,000), then all such amounts and all additional Indebtedness incurred with respect thereto (including, without limitation, all interest accrued thereon) shall not be included in any determination of the Qubica Revolving Loan Balance required hereunder, but shall be included as Net Indebtedness for all purposes hereunder (including, without limitation, the determination of Qubica Target Net Indebtedness and Qubica Net Indebtedness).

“Qubica Target Net Indebtedness” means $7,569,731.

“Reverse Services Agreement” means that certain Services Agreement attached hereto as Exhibit P, dated as of the date hereof, to be effective as of the Closing Date, by and among AMF Worldwide and the Company.

“Securities” means the Shares, CPECS and PECS issued hereunder or in the future, whether by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization.

“Securities Act” means the Securities Act of 1933, as amended, or any similar federal law then in force.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended, or any similar federal law then in force.

“Securities and Exchange Commission” includes any governmental body or agency succeeding to the functions thereof.

“Services Agreement” means that certain Services Agreement attached hereto as Exhibit Q, dated as of the date hereof, to be effective as of the Closing Date, by and among AMF Worldwide and AMF Products.

“Shareholders Agreement” means that certain Shareholders Agreement attached hereto as Exhibit R, dated as of the date hereof, to be effective as of the Closing Date, by and among AMF Inc., the Company, Qubica and each of its shareholders.

“Software” means any computer programs (including applications, utilities, middleware, server, database and operating systems software), including all manuals and other documentation regarding the operation, installation and use of such computer programs, including as applicable and available, systems, programming and user manuals, and the tangible media upon which such programs and supporting materials relating thereto are recorded or printed, and any contracted-for modifications, enhancements, revisions, corrections, improvements, updates, releases supplements, maintenance work-arounds and know-how related thereto.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, or business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association, or other business entity (other than a corporation) if such Person or Persons shall be allocated a majority of limited liability company, partnership, association, or other business entity gains or losses or shall be or control any managing director or general partner of such limited liability company, partnership, association, or other business entity. For purposes hereof, references to a “Subsidiary” of any Person shall be given effect only at such times that such Person has one or more Subsidiaries, and, unless otherwise indicated, the term “Subsidiary” refers to a Subsidiary of the Company.

“Supply Agreement” means that certain Supply Agreement attached hereto as Exhibit S, dated as of the date hereof, to be effective as of the Closing Date, by and among AMF Products, Qubica Products and AMF Centers.

“Tax” or “Taxes” means any federal, state, county, local, foreign or other income, gross receipts, ad valorem, franchise, profits, sales or use, transfer, registration, excise, utility, environmental, communications, real or personal property, capital stock, license, payroll, wage or other withholding, employment, social security, severance, stamp, occupation, alternative or add-on minimum, estimated and other taxes of any kind whatsoever (including, without limitation, deficiencies, penalties, additions to tax, and interest attributable thereto) whether disputed or not.

“Trademark Agreement” means that certain Trademark Agreement attached hereto as Exhibit T, dated as of the date hereof and effective as of the Closing Date, by and among AMF Worldwide, the Company, AMF Products and Qubica Products.

“Transaction Expenses” means all costs and expenses incurred in furtherance of or otherwise in connection with the formation and organization of the Company or its anticipated post-Closing operations, the negotiation and execution of the Transaction Documents, and the consummation of the transactions contemplated hereby (including, without limitation, the fees and expenses of legal counsel and all costs and expenses incurred by or on behalf of an Owner or any of its Affiliates or other shareholders in connection with internal restructurings undertaken in anticipation of the transactions contemplated hereby or the release of Liens on the assets being contributed to the Company hereunder); it being understood and agreed that the payment by Qubica Products in an amount not exceeding 250,000 euro for 51% of the outstanding equity interests of Nextia shall be deemed a Transaction Expense for purposes of Section 1C(i) hereof.

“UK Pension Cost Allocation Agreement” means that certain Agreement attached hereto as Exhibit U, dated as of the date hereof, to be effective as of the Closing Date, by and between AMF UK, AMF Worldwide and AMF Products.

“UK Services Agreement” means that certain UK Services Agreement attached hereto as Exhibit V, dated as of the date hereof, to be effective as of the Closing Date, by and among AMF UK, AMF BV and Qubica Products.

“US GAAP” means United States generally accepted accounting principles, consistently applied.

Section 11. Miscellaneous.

A. Expenses. Each Owner shall pay for all Transaction Expenses incurred by or on behalf of such Owner or any of its Subsidiaries or other Affiliates. Notwithstanding the foregoing, if the Closing occurs, the Company shall make the payments required by Section 1C hereof at the Closing and, thereafter, shall promptly reimburse each Owner (so long as such Owner holds any Securities) and hold such Owner harmless against liability for, any and all documented Transaction Expenses discovered after the Closing that, if known at the Closing, would have been reimbursed to such Owner pursuant to Section 1C hereof. In addition, after the Closing, the Company shall promptly reimburse each Owner for all documented costs and expenses reasonably incurred by or on behalf of such Owner in connection with (i) any amendments or waivers (whether or not the same become effective) under or in respect of any of the Transaction Documents, (ii) the interpretation or enforcement of the rights granted under any of the Transaction Documents and (iii) any Company-related financing or attending Board or other Company-related meetings after the Closing.

B. Remedies. Each Owner shall have all rights and remedies set forth in this Agreement and the other Transaction Documents and all rights and remedies that such Owner has been granted at any time under any other agreement or contract and all of the rights that such Owner has under any law. Any Person having any rights under any provision of this Agreement shall be entitled to enforce such rights specifically (without posting a bond or other security), to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights granted by law.

C. Press Releases and Announcements. Neither Owner shall issue a press release or other public announcement regarding this Agreement, the JV Agreement or any of the Transaction Documents or any of the transactions contemplated hereby or thereby without the prior written consent of the other Owner, except as may be required by applicable law or the rules of any securities exchange on which such Owner’s or any of its Affiliates’ securities are listed (in which case such Owner shall provide the other Owner with a reasonable opportunity to review and comment on such press release or other public announcement prior to dissemination).

D. Consent to Amendments. Except as otherwise expressly provided herein, the provisions of this Agreement may be amended and the Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, only if the Company has obtained the written consent of each Owner. No other course of dealing between the Company and the holder of any Securities or any delay in exercising any rights hereunder or under the JV Agreement or the Articles shall operate as a waiver of any rights of any such holders.

E. Further Assurances. Now and at any time in the future, each Owner shall use its best efforts to take any and all actions as reasonably requested by the Company or the other Owner, including but not limited to completion, execution and delivery of all necessary documentation, in order to more fully and completely effectuate the terms of this Agreement.

F. Successors and Assigns. Except as otherwise expressly provided herein, all covenants and agreements contained in this Agreement by or on behalf of any of the parties hereto shall bind and inure to the benefit of their respective successors and permitted assigns whether so expressed or not. In addition, and whether or not any express assignment has been made, the provisions of this Agreement that are for each Owner’s benefit as an Owner or holder of Securities are also for the benefit of, and enforceable by, any subsequent holder of such Securities (provided that such transfer is permitted by the terms of the Transaction Documents). Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any Owner without the prior written consent of the other Owner.

G. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

H. Counterparts. This Agreement may be executed simultaneously in two or more counterparts, any one of which need not contain the signatures of more than one party, and all such counterparts taken together shall constitute one and the same Agreement.

I. Delivery by Facsimile. This Agreement, the agreements referred to herein, and each other agreement or instrument entered into in connection herewith or therewith or contemplated hereby or thereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto shall reexecute original forms thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine as a defense to the formation or enforceability of a contract and each such party forever waives any such defense.

J. Descriptive Headings; Interpretation. The descriptive headings of this Agreement are inserted for convenience only and do not constitute any part of this Agreement. The use of the word “including” in this Agreement shall be by way of example rather than by limitation.

K. Governing Law. This Agreement and its execution, validity and interpretation shall be governed by and construed, in all respects, in accordance with the laws of England, without giving effect to any choice or conflict of law provision or rule (whether of England or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than England.

L. Governing Language. This Agreement has been negotiated and executed by each of the parties hereto in English. In the event any translation of this Agreement is prepared for convenience or any other purpose, the provisions of the English version shall prevail.

M. Arbitration. Any dispute, controversy or claim arising out of or relating to this Agreement or the JV Agreement (including, without limitation, any indemnification claim made pursuant to Section 9B hereof) shall be finally determined by arbitration in accordance with the Rules of Arbitration of the International Chamber of Commerce (the “ICC”). The parties shall select one arbitrator, knowledgeable as to the laws of England, appointed in accordance with such Rules. The place of the arbitration shall be London, England. The language of the arbitration shall be English. The arbitrators shall have the authority to award all forms of relief determined to be just and equitable; provided, however, that the arbitrators shall have no authority to award punitive or exemplary damages, or any other monetary damages not measured by the prevailing party’s actual damages. Any arbitral award rendered pursuant to this provision shall be final and binding on the parties and may be enforced in any court of competent jurisdiction. Before any arbitration pursuant to this provision has been convened, either party may seek from any court of competent jurisdiction interim or provisional relief. Such interim or provisional relief may subsequently be vacated, continued or modified by the arbitrator on the application of either party.

N. Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given when (i) delivered personally to the recipient, (ii) sent to the recipient by reputable express courier service (charges prepaid), (iii) mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, or (iv) telecopied to the recipient (with hard copy sent to the recipient by reputable overnight courier service (charges prepaid) that same day) if telecopied before 5:00 p.m. local time for the receiving party on a business day, and otherwise on the next business day. Such notices, demands and other communications shall be sent to the Company and the Owners at the address indicated below:

If to the Company:

QubicaAMF Worldwide S.a.R.L.

8-10, rue Mathias Hardt

L-1717 Luxembourg

Fax No.: __________________

Attention: _________________

AMF Holdings, Inc.

8100 AMF Drive

Mechanicsville, VA 23111

Fax No.: (804) 730-0923

Attention: General Counsel

Qubica Lux S.a.R.L.

c/o Fiduciare Continentale

16, Corso Allée Marconi

L-2120 Luxembourg

Fax No.: +352 453147

Attention: Luc Braun

with copies to:

Code Hennessy & Simmons LLC

10 South Wacker Drive, Suite 3175

Chicago, IL 60606

Fax No.: (312) 876-3854

Attention: Thomas Formolo

                   Douglas Knoch

Kirkland & Ellis LLP

200 E. Randolph Drive

Chicago, IL 60601

Fax No.: (312) 861-2200

Attention: Kevin R. Evanich

                   Christopher J. Greeno

To AMF Inc.:

AMF Holdings, Inc.

c/o AMF Bowling Worldwide, Inc.

8100 AMF Drive

Mechanicsville, VA 23111

Fax No.: (804) 730-0923

Attention: General Counsel

with copies to:

Code Hennessy & Simmons LLC

10 South Wacker Drive, Suite 3175

Chicago, IL 60606

Fax No.: (312) 876-3854

Attention: Thomas Formolo

                    Douglas Knoch

Kirkland & Ellis LLP

200 E. Randolph Drive

Chicago, IL 60601

Fax No.: (312) 861-2200

Attention: Kevin R. Evanich

                    Christopher J. Greeno

To Qubica:

Qubica Lux S.a.R.L.

c/o Fiduciare Continentale

16, Corso Allée Marconi

L-2120 Luxembourg

Fax No.: +352 453147

Attention: Luc Braun

with copies to:

BS Private Equity S.p.A.

Via P. Verri 8

20121 Milan – Italy

Fax No.: +39 02 76211340

Attention: Paolo Baretta

Pavia e Ansaldo

Via del Lauro 7

20121 Milan – Italy

Fax No.: +39 02 85582871

Attention: Francesca de Fraja

                   Michele Mocarelli

or to such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party.

O. Entire Agreement. This Agreement, those documents expressly referred to herein and other documents of even date herewith embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, that may have related to the subject matter hereof in any way.

P. Currency. Except as otherwise explicitly set forth herein, all references to currency in this Agreement are references to U.S. Dollars (whether or not “US” is specifically referenced herein). In the case of Qubica, for purposes of determining the Qubica Target Net Indebtedness and the amount of any fees and expenses pursuant to Section 11A, such amounts shall be translated into U.S. Dollars using the average of the exchange rates in effect for the 5 business days immediately preceding the date hereof as published in the Ufficio Italiano Dei Cambi (www.uic.it).

Q. Understanding Among the Owners. Except as otherwise provided herein, the determination of each Owner to contribute its portion of the Contributed Assets to the Company in exchange for the issuance to such Owner of Securities pursuant to this Agreement has been made by such Owner independent of any other Owner and independent of any statements or opinions as to the advisability of such contribution or as to the properties, business, prospects or condition (financial or otherwise) of the Company which may have been made or given by any other Owner or by any agent or employee of any other Owner. In addition, it is acknowledged by each Owner that no Owner has acted as an agent of any other Owner in connection with making its investment hereunder and that no Owner shall be acting as an agent of any other Owner in connection with monitoring its investment hereunder. It is further acknowledged by Qubica that AMF Inc. has retained Kirkland & Ellis LLP to act as its counsel in connection with the Transaction Documents and other transactions contemplated hereby and that Kirkland & Ellis LLP has not acted as counsel for any other party in connection herewith and that no other party has the status of a client of Kirkland & Ellis LLP for conflict of interest or other purposes as a result thereof.

*    *    *    *    *

IN WITNESS WHEREOF, the parties hereto have executed this Contribution Agreement on the date first written above.

QUBICAAMF WORLDWIDE S.À.R.L.

By:	/S/ JOHN B. WALKER
Name:	John B. Walker
Title:	Chief Operating Officer

AMF HOLDINGS, INC.

By:	/S/ CHRISTOPHER F. CAESAR
Name:	Christopher F. Caesar
Title:	Chief Financial Officer

QUBICA LUX S.À.R.L.

By:	/S/ EMANUELE GOVONI
Name:	Emanuele Govoni
Title:	Director

By:	/S/ PAOLO BARRETA
Name:	Paolo Barreta
Title:	Director

[AMF/Qubica: Signature Page to Contribution Agreement]

LIST OF EXHIBITS

Exhibit A	-	Terms and Conditions of Series 1 Preferred Equity Certificates

Exhibit B	-	Terms and Conditions of Series 1 Convertible Preferred Equity Certificates

Exhibit C	-	Terms and Conditions of Series 2 Preferred Equity Certificates

Exhibit D	-	Terms and Conditions of Series 2 Convertible Preferred Equity Certificates

Exhibit E	-	Demand Promissory Note

Exhibit F	-	Revolving Demand Promissory Note

Exhibit G	-	Financial Statement Certificate

Exhibit H	-	Articles of Incorporation

Exhibit I	-	Bell Creek Lease

Exhibit J	-	Interim Distributorship Agreement

Exhibit K	-	Interim Supply Agreement

Exhibit L	-	Joint Venture Agreement

Exhibit M	-	Management Agreements

Exhibit N-1	-	AMF Net Indebtedness Illustration

Exhibit N-2	-	Qubica Net Indebtedness Illustration

Exhibit O	-	Plant Lease

Exhibit P	-	Reverse Services Agreement

Exhibit Q	-	Services Agreement

Exhibit R	-	Qubica Shareholders Agreement

Exhibit S	-	Supply Agreement

Exhibit T	-	Trademark Agreement

Exhibit U	-	UK Pension Cost Allocation Agreement

Exhibit V	-	UK Services Agreement

LIST OF SCHEDULES

AMF Intellectual Property Schedule

AMF Affiliated Transactions Schedule

AMF Third Party Consents Schedule

AMF Financial Statements Schedule

AMF Litigation Schedule

AMF Tax Schedule

Governmental Consents Schedule

Qubica Increases in Compensation Schedule

Qubica Intellectual Property Schedule

Qubica Third Party Consents Schedule

Qubica Affiliated Transactions Schedule

Qubica Financial Statements Schedule

Nextia Financial Statements Schedule